News Release

Scout Investment Advisors

1010 Grand Boulevard

Kansas City, MO 64106

For more information please contact:

Kristin Kovach, 816.423.6131

kkovach@barkleyus.com

Scout Investment Advisors acquires Reams Asset Management Company

Combined assets under management now over $19.8 billion.

Kansas City, Mo. - (Dec. 1, 2010) - Scout Investment Advisors (Scout), a subsidiary of UMB Financial Corporation (NASDAQ: UMBF), announced today that it has completed its acquisition of Reams Asset Management Company (Reams), an investment management firm based in Columbus, Ind. As of November 26, 2010, combined assets under management total $19.8 billion.

Reams manages more than $9.9 billion in fixed income assets and serves a diverse group of institutional clients, including Fortune 500 corporations, large public pension funds, health care organizations and a variety of universities, foundations and endowments. The Reams organization provides extensive experience and possesses a core competency in the management of fixed income products.

"Fixed income represents a key strategic growth area," said Andy Iseman, chief executive officer of Scout Investment Advisors. "The addition of Reams and their expertise in fixed income investing complements Scout's existing equity product offerings, including a well-known International strategy, and demonstrates our commitment to providing a diversified array of top-tier investment options to the institutional marketplace."

As previously announced Reams will operate as a division of Scout Investment Advisors and remain in Columbus, Ind. The firm's leadership team will continue to manage the business in their current roles and provide the fixed income solution for Scout. The investment process and philosophy guiding the existing strategies will also remain unchanged.

"We are excited to join Scout Investment Advisors," said Dave McKinney, president of Reams Asset Management Company. "Over the years, Reams has built a reputation for expertise in fixed income investments and this partnership brings additional breadth and scale to our organization. The combined strengths of our firms will allow us to deliver a comprehensive investment lineup to the institutional marketplace."

Berkshire Capital served as exclusive financial advisor to Scout on this transaction.

About Scout Investment Advisors:

Scout Investment Advisors, Inc., a subsidiary of UMB Financial Corporation, is an institutional investment management firm that offers an array of investment management services for institutional separate accounts and mutual funds through a stable of wholly-owned institutional asset managers. Equity solutions in domestic large cap, mid cap, small cap, international, international small/mid-cap and global equity portfolios are offered through Scout Investment Advisors. Fixed income products in core plus, core, intermediate, long duration, low duration, absolute return and real return (TIPS) are offered through Reams Asset Management.

Additional information about Scout Investment Advisors, Inc. and its full line of products can be found at www.scout-ia.com.

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